Exhibit 10.2
October 8, 2007
Ray L. Druseikis
AirNet Systems, Inc.
7250 Star Check Drive
Columbus, Ohio 43217
Dear Ray:
     The purpose of this letter agreement is to confirm certain arrangements in connection with your agreement to serve as interim Chief Financial Officer of AirNet Systems, Inc. (the “Company”) commencing on October 8, 2007. These arrangements have been approved by the Compensation Committee of the Company’s Board of Directors (the “Board”).
     The term of this letter agreement shall be for a period beginning on the date hereof and ending on December 31, 2008, unless earlier terminated in accordance with the terms hereof. You shall continue to be employed as Vice President of Finance and Controller. In addition, you shall serve as interim Chief Financial Officer at the pleasure of the Board and until your successor is duly qualified and appointed or until your earlier death, resignation or termination.
     During the term of this letter agreement, your initial base salary shall be $175,000, payable in equal installments in accordance with the regular payroll practices of the Company; provided, that upon the appointment of a new Chief Financial Officer and your removal from such office, your base salary shall revert to $125,000 (the rate in effect immediately prior to this letter agreement). During the term hereof, your base salary may be increased, but shall not be decreased (except as noted in the immediately preceding sentence), based upon any annual or interim review of your performance by the Compensation Committee of the Board. You shall be entitled in participate in or receive all health and life insurance plans, sick leave and disability programs, tax-qualified retirement plan contributions, stock option plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as you are currently eligible for or as the Company may otherwise provide from time to time to actively employed senior executives of the Company. Although they are not obligated to do so, I believe that the members of the Compensation Committee will take due note of your increased responsibilities as interim Chief Financial Officer in reviewing your overall compensation and benefit package during your tenure as such.
     During the term of this letter agreement, in the event that your employment is terminated by the Company without “Cause” or you terminate your employment for “Good Reason,” you shall be entitled to the following:

Ray L. Druseikis
October 8, 2007

     (1) any portion of your base salary that is accrued but unpaid, any vacation that is accrued but unused (during the then current fiscal year only), and any business expenses that are unreimbursed —all, determined as of the date of termination and payable within 30 days of such date;
     (2) any benefits resulting from any fringe benefits in accordance with the provisions of the plan or program that provides each applicable fringe benefit;
     (3) a continuation of payment of your base salary as in effect on the date of termination for a period of six months from the date of termination; provided, however, that such base salary during the six month salary continuation period shall not be less than $175,000 (if you held the office of interim Chief Financial Officer as of immediately prior to your termination) or $125,000 (if a new Chief Financial Officer had been appointed and you had been removed from such office prior to your termination);
     (4) you shall become fully vested in all employee benefit programs (other than with respect to any restricted stock issued under the AirNet Systems, Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”) and any tax qualified retirement or savings plan, your interest in which shall vest in accordance with the terms of such plans), including, without limitation, all stock options and awards under the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan (the “1996 Stock Plan”) and the 2004 Stock Plan, in which you are a participant at the time of termination;
     (5) an amount equal to the premiums required for you and your eligible dependents to continue your coverage under the Company’s group health plan pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), for six months after the date of termination; and
     (6) a single lump sum payment, payable within 30 days of the date of termination, equal to your non-vested interest under any tax qualified retirement or savings plan maintained by the Company which is forfeited by you under such plan’s terms upon your termination of employment;
For purposes of this letter agreement, (a) the term “Cause” shall be defined to include (i) any willful breach of the material terms of this letter agreement; (ii) any willful breach of any material duty of employment assigned to you pursuant to this letter agreement other than a breach relating to an assignment that would constitute the basis for your resignation for “Good Reason”; (iii) material refusal to perform the duties of employment assigned to you by the Chief Executive Officer of the Company or the Board other than a refusal relating to an assignment

Ray L. Druseikis
October 8, 2007

that would constitute the basis for your resignation for “Good Reason”; (iv) theft or embezzlement of a material amount of the Company’s property; (v) fraud or (vi) indictment for criminal activity not including minor misdemeanor traffic offenses and (b) the term “Good Reason” shall be defined as (w) without your prior written consent, the Company assigns you to duties that are materially inconsistent with your position, authority, duties or responsibilities as Vice President of Finance and Controller and interim Chief Financial Officer, or takes any other action that results in a material diminution in such positions, authority, duties or responsibilities, provided that the Board’s determination to appoint another Chief Financial Officer and to remove you from such position shall not constitute “Good Reason”; (x) without your prior written consent, you are assigned to a Company office located outside of the Greater Columbus, Ohio Metropolitan area; (y) the Company’s failure to obtain an agreement from any successor or assign of the Company to assume and to agree to perform this Agreement; or (z) a material breach by the Company of its obligations to make payments to you under this letter agreement.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of laws principles thereof.
     If you accept and agree to the terms of this letter agreement, please sign your name below as indicated. If you have any questions, please feel free to discuss them with me.

Very truly yours,
/s/ Bruce D. Parker

Bruce D. Parker
Chairman, Chief Executive Officer and President

ACCEPTED & AGREED:

/s/ Ray L. Druseikis

Ray L. Druseikis

Dated:	10/8/07

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